For Immediate Release: For More Information:

Wednesday, July 23, 2003 Julie S. Ryland, (205) 326-8421

Higher Commodity Prices and Gas Production Contribute
to Significant Rise in Energen's Second Quarter Results
Company Raises 2003 and 2004 Earnings Guidance

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that it earned net income of $23.3 million, or 66 cents per diluted share, in the second quarter of 2003 as compared with net income of $12.7 million, or 37 cents per diluted share, in the same period last year. This 78 percent increase in earnings per diluted share largely reflects the impact of significantly increased prices for the natural gas, oil and natural gas liquids (NGL) production of Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, as well as the impact of higher natural gas production volumes.

Rising prices over the past year facilitated Energen Resources' ability to hedge a significant portion of its flowing production at prices greater than those in the previous year; the higher price environment also had a positive impact on the prices applicable to its unhedged volumes. In addition, Energen Resources' natural gas production from continuing operations in the second quarter rose 27 percent over the same period last year to 14.2 billion cubic feet (Bcf), largely due to a new Permian Basin gas project, the company's successful coalbed methane down-spacing program, and San Juan Basin acquisitions made earlier this year.

Reflecting better-than-expected results through the first six months of 2003 and the prospect for continued commodity price strength, Energen today raised its 2003 earnings guidance to a range of $3.00-$3.10 per diluted share - a 35-cent upward movement from the prior range of $2.65-$2.75 per diluted share. Energen's underlying pricing assumptions applicable to its unhedged production for the remainder of the year are NYMEX prices of $5.50 per thousand cubic feet (Mcf) for natural gas (excepting the July price that is an actual $5.29 per Mcf) and $28 per barrel for oil and a price of 49 cents per gallon for NGL.

"Energen's base business operations are performing very well," said Chairman and Chief Executive Officer Mike Warren. "In addition to the positive impact on Energen Resources from higher commodity prices and increased gas production, our natural gas utility generated higher income as it earned on a higher level of equity.

"The pricing environment for natural gas continues to be strong, and we believe it will remain strong for the foreseeable future. Although the deficit has narrowed, underground storage levels remain some 14 percent below normal. The expected supply response to higher commodity prices has been slow to materialize. Weather-related demand will continue to influence pricing, and a continuation of high oil prices could increase industrial demand for natural gas."

Largely reflecting the company's expectation for a continuation of strong natural gas prices, Energen today announced that it has raised its earnings guidance for 2004, as well, to a range of $2.85-$3.05 per diluted share from the previously announced range of $2.50-$2.60 per diluted share. Energen's underlying pricing assumptions applicable to its unhedged production in 2004 are NYMEX prices of $5 per Mcf for natural gas and $25.75 per barrel for oil and a price of 45 cents per gallon for NGL.

Second Quarter Results

For the 3 months ended June 30, 2003, Energen earned net income of $23.3 million, or 66 cents per diluted share. This compared with $12.7 million, or 37 cents per diluted share, in the same period a year ago. Prior-period results included a $2 million, or 6 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron Corporation.

Income from continuing operations in the second quarter of 2003 totaled $24.5 million, or 69 cents per diluted share, and compared with $12.8 million, or 37 cents per diluted share, in the second quarter of 2002. Discontinued operations in the current quarter reflected a loss of $1.1 million primarily due to a reduction in carrying value of assets being held for sale.

Energen Resources

Energen Resources' income from continuing operations for the quarter totaled $22.6 million and compared with $11.8 million in the prior-year second quarter. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron.

The company's average realized sales price for its natural gas production in the second quarter increased 34 percent to $4.24 per Mcf, while the average sales price of oil rose 10 percent to $25.65 per barrel and the average sales price of NGL production increased 16 percent to $14.58 per barrel (35 cents per gallon).

Energen Resources' production from continuing operations totaled 21.8 Bcf equivalent (Bcfe) as compared with 18.9 Bcfe in the prior-year second quarter. Natural gas production increased 27 percent to 14.2 Bcf; oil production decreased slightly (2 percent) to 850,000 barrels; and NGL production remained unchanged at 410,000 barrels (17.2 million gallons).

Energen Resources' lease operating expense (LOE) per unit of production increased 2 cents to 97 cents per Mcf equivalent (Mcfe) due to increased production taxes resulting from higher commodity prices. Depreciation, depletion and amortization (DD&A) expense in the current quarter fell slightly (1 cent) to 91 cents per Mcfe. Energen Resources recognized no nonconventional fuels tax credits in the current quarter as compared with $3.6 million of tax credits recognized in the same period a year ago. The credits expired on December 31, 2002.

Alagasco

Alagasco's natural gas distribution operations earned net income of $2.1 million in the second quarter of 2003 as compared with net income of $1.0 million in the same period last year. The increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

YEAR-TO-DATE RESULTS

For the 6 months ended June 30, 2003, Energen earned net income of $77.9 million, or $2.21 per diluted share. This compared with $49.4 million, or $1.50 per diluted share, in the same period a year ago. The results from the six months ended June 30, 2002, reflected a $4.1 million, or 12 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron. Prior-period results also included a one-time charge of $2.2 million, or 7 cents per diluted share, that reflected the cumulative effect on prior years of a change in accounting principle associated with estimating future costs of plugging and abandoning wells.

In the first six months of 2003, income from continuing operations before cumulative effect of change in accounting principle totaled $77.8 million, or $2.21 per diluted share, and compared with $51.9 million, or $1.58 per diluted share, in the same period a year ago. Discontinued operations in the current year-to-date period reflected a gain of $0.1 million as compared with a loss of $0.3 million in the same period last year. The current-year gain reflects income from discontinued operations that was largely offset by a net loss on the sale of properties and the write-down of properties being held for sale.

Energen Resources

Energen Resources' income from continuing operations before cumulative effect of change in accounting principle for the year-to-date period totaled $42.3 million as compared with $20.7 million in the same period last year. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron.

The company's average realized sales price for its natural gas production in the current year-to-date period increased 48 percent to $4.31 per Mcf, while the average sales price of oil rose approximately 12 percent to $25.81 per barrel, and the average sales price of NGL production rose 41 percent to $16.13 per barrel (38 cents per gallon).

Energen Resources' production from continuing operations in the six months ended June 30, 2003, totaled 42.4 Bcfe as compared with 35.2 Bcfe in the prior-year second quarter. Natural gas production increased 23 percent to 27.5 Bcf; oil production increased 27 percent to 1.7 million barrels (MMBbl); and NGL production declined slightly (1 percent) to 784,000 barrels (32.9 million gallons).

Energen Resources' LOE for the year-to-date period increased 13 cents to $1.07 per Mcfe largely due to increased production taxes resulting from higher commodity prices. DD&A expense per unit of production increased 3 cents to 93 cents per Mcfe. Energen Resources recognized no nonconventional fuels tax credits in the current year-to-date as compared with $11.6 million of tax credits recognized in the same period a year ago.

Alagasco's natural gas distribution operations earned net income of $35.6 million in the six months ended June 30, 2003, as compared with net income of $31.5 million in the same period last year. The increase in earnings largely reflects the utility's ability to on a higher level of equity representing investment in utility plant.

12 MONTHS RESULTS

For the 12 months ended June 30, 2003, Energen earned net income of $97.1 million, or $2.78 per diluted share. This compared with $49.9 million, or $1.56 per diluted share, in the same period a year ago. Included in the current-period results is a $1.7 million, or 5 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron. Prior-period results include a net charge of $1.4 million, or 4 cents per diluted share, associated with the previous Enron hedges and a one-time charge of $2.2 million, or 7 cents per diluted share, reflecting the cumulative effect on prior years of a change in accounting principle.

Income from continuing operations before cumulative effect of change in accounting principle for the 12-months period totaled $96.5 million, or $2.76 per diluted share, and compared with $51.4 million, or $1.60 per diluted share, in the same period a year ago.

Energen Resources' income from continuing operations before cumulative effect of change in accounting principle in the current 12-months' period totaled $64.8 million as compared with $23.7 million of income from continuing operations before cumulative effect of change in accounting principle in the same period last year. The non-cash impact of the company's previous hedge position with Enron, as outlined above, affected both periods.

The company's average realized sales price for its natural gas production in the 12 months ended June 30, 2003, increased 36 percent over the same period last year to $3.89 per Mcf, while the average sales price of oil rose 7 percent to $25.36 per barrel and the average sales price of NGL production rose 31 percent to $14.93 per barrel (36 cents per gallon).

Energen Resources' current 12-months production from continuing operations totaled 81.7 Bcfe as compared with 68.2 Bcfe in the same period a year ago. Natural gas production increased 14 percent to 51.2 Bcf; oil production increased 47 percent to 3.4 MMBbl; and NGL production increased 6 percent to 1.7 MMBbl (72 million gallons).

Energen Resources' LOE per unit of production in the current 12-months period increased 11 cents to $1.07 per Mcfe, while DD&A expense was unchanged at 91 cents per Mcfe. Nonconventional fuels tax credits in the current period were $2.6 million as compared with $15.6 million in the same period a year ago.

Alagasco's natural gas distribution operations earned $31.6 million of net income in the 12 months ended June 30, 2003, as compared with net income of $28.3 million in the same period a year ago. This 12 percent increase reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

2003 EARNINGS GUIDANCE

As a result of Energen's strong year-to-date results, substantial hedge position, and prospects for continued commodity price strength, the company has raised its earnings guidance for 2003 to a range of $3.00-$3.10 per diluted share.

Energen estimates that capital spending in 2003 at Energen Resources will total approximately $165 million, including almost $120 million for development activities, some $6 million for exploration and related development in and around areas of operation, and the $37 million already invested in property acquisitions. Capital spending at Alagasco is estimated to be $57 million and will be used for normal system needs and a new computerized mapping system.

Production from continuing operations for the year is estimated to be 85 Bcfe, for an increase of 15 percent over 2002 production from continuing operations. LOE (including production taxes) at Energen Resources is estimated to be $1.13 per Mcfe, and DD&A expense is expected to average 93 cents per Mcfe. Alagasco's utility operations in 2003 are estimated to earn on average equity of approximately $245 million.

In addition to the $32.4 million in proceeds from the just-completed issuance of 1 million shares of Energen common stock, Energen plans to generate approximately $15 million of equity through internal mechanisms such as the company's dividend reinvestment and direct stock purchase plan. The company also plans to issue an estimated $75 million of long-term debt. Equity and debt proceeds will be used to refinance existing short-term debt and further strengthen Energen's balance sheet.

Interest expense in 2003 is estimated to be approximately $45 million; and average diluted shares outstanding for the year are estimated to be 35.7 million.

Hedge Position and Production Estimates for the Last Six Months of 2003

Energen Resources has hedges in place for approximately 77 percent of its estimated natural gas production for the remainder of 2003 at an average NYMEX-equivalent price of $4.27 per Mcf. Approximately 70 percent of Energen Resources' estimated oil production in the last six months of the year is hedged at an average NYMEX price of $25.94 per barrel. And approximately 53 percent of its estimated NGL production for the remainder of the year has been hedged at an average price of 42 cents per gallon.

Production for the remaining six months of 2003 is estimated to be 43 Bcfe. Of that amount, natural gas production is estimated to total 27 Bcf, with oil production of approximately 1.7 MMBbl and NGL production of approximately 850,000 barrels (36 million gallons).

Pricing Sensitivities

For the remainder of 2003, Energen's underlying assumptions for commodity prices applicable to its unhedged volumes are NYMEX prices of $5.50 per Mcf for gas (excepting July, which closed at a NYMEX price of $5.29 per Mcf) and $28 per barrel for oil and a price of 49 cents per gallon for NGL. (Note: Realized prices for natural gas and oil will be less than the NYMEX-equivalent price due to basis differentials, and realized NGL prices will be less due to transportation and fractionation charges).

The single largest influence on Energen's financial results are commodity prices applicable to Energen Resources' unhedged production. Given Energen Resources' current hedge position for the remainder of the year and assuming prices (as outlined in above) for its unhedged production, Energen's earnings' sensitivities to price changes are as follows:

Relative to the company's unhedged volumes for the remaining six months of 2003:

  Every 10-cent change in the average NYMEX price of gas from $5.50 per Mcf is estimated to have a net income impact of $225,000 (0.6 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $28 per barrel is estimated to have a net income impact of $268,000 (0.7 cents per diluted share).

  Every 1-cent change in average price of NGL from 49 cents per gallon is estimated to have a net income impact of $70,000 (0.2 cents per diluted share).

Quarterly Outlooks

In the third quarter of 2003, Energen estimates that its earnings will range from 20-30 cents per diluted share on average diluted shares outstanding of 36.2 million; this compares with 0 cents per diluted share in the third quarter of 2002.

In the fourth quarter of 2003, Energen estimates that its earnings will range from 55-65 cents per diluted share on average diluted shares outstanding of 36.4 million; this compares with 55 cents per diluted share in the fourth quarter of 2002.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

Table 1. 3rd Quarter 2003 (July-September)
	Natural Gas	Oil	NGL
Production (estimated)	13.6 Bcf	842 MMBbl	17.6 MMgal
Hedge position (%)	77%	72%	54%
Average hedge price	$4.28/Mcf +	$25.96/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$5.50/Mcf +*	$28.00/barrel +	$0.49/gallon
Earnings sensitivities:	Per $0.10/Mcf Change	Per $1/barrel Change	Per $0.01/gallon Change
Net income	$88,000	$108,000	$32,000
EPS (diluted)	0.2 cents	0.3 cents	0.0 cents

+ Average NYMEX-equivalent price

* Excludes actual NYMEX price for July natural gas

Table 2. 4th Quarter 2003 (October-December)
	Natural Gas	Oil	NGL
Production (estimated)	13.8 Bcf	862 MMBbl	18 MMgal.
Hedge position (%)	77%	65%	53%
Average hedge price	$4.25/Mcf +	$25.92/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$5.50/Mcf +	$28.00/barrel +	$0.49/gallon
Earnings sensitivities:	Per $0.10/Mcf Change	Per $1/barrel Change	Per $0.01/gallon Change
Net income	$137,000	$160,000	$38,000
EPS (diluted)	0.4 cents	0.4 cents	0.1 cents

+ Average NYMEX-equivalent

2004 EARNINGS GUIDANCE

"As we look at natural gas prices - where they've been and what's been driving them - we are increasingly confident in our belief that natural gas commodity prices will average $4.50-$5.50 per Mcf in 2004," Warren said. "We also think you will see significant volatility in gas prices, largely driven by short-term weather influences during the coming winter. At the same time, we won't be surprised if oil prices continue to remain well above $26 per barrel.

"As we retooled our financial model for 2004, we raised our underlying price assumption for the unhedged portion of our estimated natural gas production from $4.12 per Mcf to $5 per Mcf. This change was the primary driver of the significant upward revision in our 2004 earnings guidance to a range of $2.85-$3.05 per diluted share."

Energen also raised its assumption for the price of unhedged NGL volumes from 38 cents to 45 cents per gallon. The company maintained its assumption for unhedged oil production at $25.75 per barrel.

With the addition during the second quarter of 4.8 Bcf of basin-specific hedges, Energen Resources now has some 55 percent of its estimated natural gas production in 2004 hedged at an average NYMEX-equivalent price of $4.55 per Mcf. The company earlier this month hedged another 360,000 barrels of oil for 2004, bringing the company's total hedge position for oil to 13 percent of estimated annual production at an average NYMEX price of $25.85 per barrel. Approximately 44 percent of Energen Resources' estimated NGL production in 2004 has been hedged at an average price of 41 cents per gallon. Energen continues to monitor the commodity price environment and remains prepared to enter into additional hedges, in keeping with its past practices.

Production in 2004 is estimated to total 86 Bcfe, including approximately 2 Bcfe associated with unidentified acquisitions. Of the 86 Bcfe, natural gas production is estimated to be more than 54 Bcf, with oil production of approximately 3.6 MMBbl and NGL production of some 1.6 MMBbl (68 million gallons). A breakdown of estimated 2004 production and hedge position by region and commodity is shown below.

Table 3. 2004 Estimated Production and Hedges by Region
	San Juan Basin		Permian Basin		Warrior Basin		Other
	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged
Gas (Bcf)	21.5	73%	7.6	40%	15.7	52%	9.7	33%
Oil (MBbl)	103	82%	3,413	12%	-	-	61	-
NGL (MMgal)	48.3	44%	19.3	-	-	-	0.7	-

Total (Bcfe)	29.0	71%	30.8	17%	15.7	52%	10.1	32%

Other key assumptions used in developing Energen's 2004 earnings guidance include:

  Alagasco earning within its allowed range of return on equity of 13.15-13.65 percent on average equity of approximately $270 million.

  Internally generated equity of approximately $12 million.

  A DD&A rate at Energen Resources of approximately 92 cents per Mcfe and LOE of approximately $1.17 per Mcfe.

  Capital spending at Energen Resources of approximately $110 million for property acquisitions and $85 million for development and limited exploration activities; and capital spending at Alagasco of approximately $55 million.

Relative to the company's unhedged volumes in 2004:

  Every 10-cent change in the average NYMEX price of gas from $5 per Mcf is estimated to have a net income impact of $950,000 (3 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $25.75 per barrel is estimated to have a net income impact of $1.6 million (4 cents per diluted share).

  Every 1-cent change in the average price of NGL from 45 cents per gallon is estimated to have a net income impact of $160,000 (0.4 cents per diluted share).

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are natural gas distribution in central and north Alabama and the acquisition and development of natural gas, oil and natural gas liquids onshore in North America. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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